Exhibit 99(k)(3)

AMENDMENT

To
Agency Agreement
between
Lord Abbett Family of Funds
and
DST Systems, Inc.

This amendment (the “Amendment”), effective as of April 6, 2021 (the “Amendment Effective Date”), is by and between Lord Abbett Family of Funds (“Lord Abbett”) and DST Systems, Inc. (“DST”). Lord Abbett and DST entered into that Agency Agreement dated as of January 1, 2017 (the “Agreement”).

WHEREAS, reference is made to the language added regarding interval funds as sub-section (h) in Section 1.12 of Schedule B to the Agreement; and

WHEREAS, the parties intend to include additional products under Schedule I.

NOW, THEREFORE, the parties agree as follows:

1. Notwithstanding the definition of “Fund” in the Agreement, the additional product (the “Interval Fund”) identified below is a “Fund” under the Agreement and such Fund shall receive the Services provided by DST under the Agreement, except as otherwise required as applicable to an interval fund, in accordance with the Fees detailed on Exhibit A1 to this Amendment:

Fund/Description	Class	CUSIP
Lord Abbett Special Situations Income Fund	Class A Class I Class U

2. In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Interval Fund, the Interval Fund shall provide DST with a copy of the Fund’s current registration statement on Form N-2, as amended, filed with the SEC. The Interval Fund represents to DST that it a closed-end management investment company registered under the Investment Company Act of 1940, as amended.

3. In consideration for DST providing the Services under the Agreement, Lord Abbett will pay to DST the fees outlined in Exhibit E.1 of the Agreement (added as part of that amendment effective December 6th, 2018) as adjusted as provided in the Agreement, in accordance with Section 16 of the Agreement.

4. In the event of a conflict between the provisions of the Agreement and this Amendment, the terms of this Amendment shall prevail.

5. Subject to the specific modifications made herein, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST SYSTEMS, INC.	LORD ABBETT FAMILY OF FUNDS

By: /s/ Rahul Kanwar	By: /s/ Lawrence B. Stoller

Name: Rahul Kanwar	Name: Lawrence B. Stoller

Title: Authorized Representative	Title: Member and General Counsel

Date: June 28, 2021	Date: June 28, 2021